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                      July 13, 2022

       Bruce Hausmann
       Vice President and Chief Financial Officer
       Interface Inc
       1280 West Peachtree Street
       Atlanta Georgia 30309

                                                        Re: Interface Inc
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2022
                                                            Filed March 2, 2022
                                                            File No. 001-33994

       Dear Mr. Hausmann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing